Issuer Free Writing Prospectus, dated March 19, 2024

Filed Pursuant to Rule 433

Registration Statement No. 333-274048

(Supplementing the Preliminary Prospectus Supplement

dated March 19, 2024 to the Prospectus dated August 17, 2023)

Campbell Soup Company

$400,000,000 5.300% Notes due 2026 (the “2026 Notes”)

$500,000,000 5.200% Notes due 2027 (the “2027 Notes”)

$600,000,000 5.200% Notes due 2029 (the “2029 Notes”)

$1,000,000,000 5.400% Notes due 2034 (the “2034 Notes”)

PRICING TERM SHEET

March 19, 2024

The information in this pricing term sheet relates to the offering (the “Offering”) of the Notes described above (the “Notes”) of Campbell Soup Company (the “Issuer”), and should be read together with the preliminary prospectus supplement dated March 19, 2024 relating to the Offering and the accompanying prospectus dated August 17, 2023 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-274048) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”).

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	Campbell Soup Company

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB

Aggregate Principal Amount: Offering Format:	$2,500,000,000 SEC Registered

Security Type:	Senior Unsecured Notes

Trade Date:	March 19, 2024

Settlement Date:	March 21, 2024 (T+2)

Principal Amount:	2026 Notes: $400,000,000 2027 Notes: $500,000,000 2029 Notes: $600,000,000 2034 Notes: $1,000,000,000

Maturity Date:	2026 Notes: March 20, 2026 2027 Notes: March 19, 2027 2029 Notes: March 21, 2029 2034 Notes: March 21, 2034
Interest Rate:	2026 Notes: 5.300% per year 2027 Notes: 5.200% per year 2029 Notes: 5.200% per year 2034 Notes: 5.400% per year

Public Offering Price:	2026 Notes: 99.918% 2027 Notes: 99.929% 2029 Notes: 99.983% 2034 Notes: 99.634%

Yield to Maturity:	2026 Notes: 5.344% 2027 Notes: 5.226% 2029 Notes: 5.204% 2034 Notes: 5.448%

Spread to Benchmark Treasury:	2026 Notes: 65 bps 2027 Notes: 75 bps 2029 Notes: 90 bps 2034 Notes: 115 bps

Benchmark Treasury:	2026 Notes: 4.625% due February 28, 2026 2027 Notes: 4.250% due March 15, 2027 2029 Notes: 4.250% due February 28, 2029 2034 Notes: 4.000% due February 15, 2034

Benchmark Treasury Price and Yield:	2026 Notes: 99-27 7⁄8; 4.694% 2027 Notes: 99-12; 4.476% 2029 Notes: 99-24 1⁄4; 4.304% 2034 Notes: 97-19+; 4.298%

Interest Payment Dates:

2026 Notes: Semi-annually in arrears on March 20 and September 20 of each year

2027 Notes: Semi-annually in arrears on March 19 and September 19 of each year

2029 Notes: Semi-annually in arrears on March 21 and September 21 of each year

2034 Notes: Semi-annually in arrears on March 21 and September 21 of each year

First Interest Payment Date:	2026 Notes: September 20, 2024 2027 Notes: September 19, 2024 2029 Notes: September 21, 2024 2034 Notes: September 21, 2024

Optional Redemption:

Make-whole Call:

2026 Notes: T+10 basis points at any time prior to March 20, 2026 (the maturity date of the 2026 Notes).

2027 Notes: T+15 basis points at any time prior to March 19, 2027 (the maturity date of the 2027 Notes).

2029 Notes: T+15 basis points at any time prior to February 21, 2029 (one month prior to the maturity date of the 2029 Notes).

2034 Notes: T+20 basis points at any time prior to December 21, 2033 (three months prior to the maturity date of the 2034 Notes).

Par Call:

2029 Notes: At any time on or after February 21, 2029 (one month prior to the maturity date of the 2029 Notes).

2034 Notes: At any time on or after December 21, 2033 (three months prior to the maturity date of the 2034 Notes).

Change of Control Offer to Purchase:	If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right of redemption, it will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date.

Day Count Convention:	30/360

CUSIP / ISIN:	2026 Notes: 134429 BL2 / US134429BL20 2027 Notes: 134429 BM0 / US134429BM03 2029 Notes: 134429 BN8 / US134429BN85 2034 Notes: 134429 BP3 / US134429BP34

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:

Rabo Securities USA, Inc.

SMBC Nikko Securities America, Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

M&T Securities, Inc.

BMO Capital Markets Corp.

Academy Securities, Inc.

R. Seelaus & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension revision or withdrawal at any time.

No PRIIPs KID—No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA and the UK.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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